EXHIBIT 10.19

OFFICE LEASE

Horizon IV, 110 Horizon Drive, Raleigh, NC 27615

Landlord:	Sun Life Assurance Company of Canada

Tenant:	TranS1, Inc.

Date:	October 24, 2012

This Lease consists of four parts:

Part I	Cover Sheet
Part II	Standard Lease Provisions
Part III	Additional Provisions (if any) and
Part IV	Exhibits

EXHIBIT A - Floor Plan of Premises
EXHIBIT B – Landlord's Notice of Lease Term Dates
EXHIBIT C - Tenant Improvements
EXHIBIT D - Rules and Regulations

PART I

COVER SHEET

The terms listed below shall have the following meanings throughout this Lease:

DATE OF LEASE:	October 24, 2012, the date on which Landlord has signed this Lease

LANDLORD:	Sun Life Assurance Company of Canada, a Canadian corporation

TENANT:	TranS1, Inc., a Delaware corporation

TENANT'S ADDRESS:	301 Government Center Drive, Wilmington, NC 28403 Attn: Ken Reali

Copy to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Post Office Box 2611, Raleigh, North Carolina 27602-2611, Attention: Brad J. Daves, Esq. (overnight delivery: 2300 Wells Fargo Capitol Center, Raleigh, North Carolina 27601)

MANAGER:	Grubb & Ellis|Thomas Linderman Graham

MANAGER'S ADDRESS:	1511 Sunday Drive, Suite 200 Raleigh, NC 27607

PREMISES:	The area known as Suite 230 consisting of approximately 4,358 rentable square feet of the Building, as shown on Exhibit A attached hereto

BUILDING:	The building in which the Premises are located, known as Horizon IV, with a street address of 110 Horizon Drive, and consisting of a total of approximately 46,743 square feet of space

PROPERTY:	The Building, other improvements and land (the "Lot")

TENANT'S PERCENTAGE:	9.32% (4,358 rentable square feet in the Premises divided by 46,743 rentable square feet in the Building)

PERMITTED USES:	Office purposes consistent with a Class A office building

TENANT IMPROVEMENTS:	See Exhibit C attached hereto

SCHEDULED COMMENCEMENT DATE:	March 1, 2013

TERM:	Sixty four (64) months

BASE RENT:	Tenant shall pay Base Rent for the Premises in accordance with the following schedule:

Months	Rent Per Month	Annualized Rent	Annual Rent p.r.s.f.
1 – 4	$0	$0	$0
5- 12	$7,317.81	$87,813.70	$20.15
13 -24	$7,537.34	$90,448.11	$20.75
25-36	$7,763.46	$93,161.55	$21.38
37-48	$7,996.37	$95,956.40	$22.02
49-60	$8,236.26	$98,835.09	$22.68
61-64	$8,483.35	$101,800.15	$23.36

SECURITY DEPOSIT:	$8,483.35

PUBLIC LIABILITY INSURANCE AMOUNT:	$2,000,000 combined single limit

BROKER(S):	Grubb & Ellis|Thomas Linderman Graham (Landlord) and Jones Lang LaSalle Brokerage, Inc. (Tenant)

GUARANTOR(S):	N/A

ARTICLE VIII: DEFAULT

8.1	Default	14
8.2	Remedies of Landlord and Calculation of Damages	14

ARTICLE IX: CASUALTY AND EMINENT DOMAIN

9.1	Casualty	16
9.2	Eminent Domain	17

ARTICLE X: RIGHTS OF PARTIES HOLDING SENIOR INTERESTS

10.1	Subordination	18
10.2	Mortgagee's Consent	18

ARTICLE XI: GENERAL

11.1	Representations by Tenant	18
11.2	Notices	18
11.3	No Waiver or Oral Modification	18
11.4	Severability	18
11.5	Requests by Tenant	19
11.6	Estoppel Certificate and Financial Statements	19
11.7	Waiver of Liability	19
11.8	Execution; Prior Agreements and No Representations	19
11.9	Brokers	19
11.10	Successors and Assigns	20
11.11	Applicable Law and Lease Interpretation	20
11.12	Costs of Collection, Enforcement and Disputes	20
11.13	Holdover	20
11.14	Force Majeure	20
11.15	Limitation On Liability	20
11.16	Notice of Landlord's Default	21
11.17	Lease not to be Recorded	21
11.18	Security Deposit	21
11.19	Guaranty of Lease	21

PART II STANDARD LEASE PROVISIONS

ARTICLE I PREMISES

1.1         Premises.

(a)         Demise of Premises. This Lease (the "Lease") is made and entered into by and between Landlord and Tenant and shall become effective as of the Date of Lease. In consideration of the mutual covenants made herein, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, on all of the terms and conditions set forth in this Lease.

(b)         Intentionally Omitted.

(c)         Access to Premises. Landlord shall have reasonable access to the Premises, at any time during the Term to inspect Tenant's performance hereunder and to perform any acts required of or permitted to Landlord herein, including, without limitation, (i) the right to make any repairs or replacements Landlord deems necessary, (ii) the right to show the Premises to prospective purchasers and mortgagees, and (iii) during the last six (6) months of the Term, the right to show the Premises to prospective tenants. Landlord shall not unreasonably interfere with Tenant’s operations. Landlord shall at all times have a key to the Premises, and Tenant shall not change any existing lock(s), nor install any additional lock(s) without Landlord's prior consent. Except in the case of any emergency, any entry into the Premises by Landlord shall be on reasonable advance notice.

1.2         Common Areas. Tenant shall have the right to use, in common with other tenants, the Building's common lobbies, corridors, stairways, and elevators necessary for access to the Premises, and the common walkways and driveways necessary for access to the Building, the common toilets, corridors and elevator lobbies of any multi-tenant floor, and the parking areas for the Building ("Common Areas"). Tenant's use of the Building parking areas shall be on an unreserved, non-exclusive basis and solely for Tenant's employees and visitors. Landlord shall not be liable to Tenant, and this Lease shall not be affected, if any parking rights of Tenant hereunder are impaired by any law, ordinance or other governmental regulation imposed after the Date of Lease. If Landlord grants to any other tenant the exclusive right to use any particular parking spaces, neither Tenant nor its visitors shall use such spaces. Use of the Common Areas shall be only upon the terms set forth at any time by Landlord. Landlord may at any time and in any manner make any changes, additions, improvements, repairs or replacements to the Common Areas that it considers desirable, provided that Landlord shall use reasonable efforts to minimize interference with Tenant's normal activities. Such actions of Landlord shall not constitute constructive eviction or give rise to any rent abatement or liability of Landlord to Tenant.

ARTICLE II TERM

2.1         Commencement Without Tenant Improvements. N/A.

2.2         Commencement With Tenant Improvements. The Scheduled Commencement Date shall be only an estimate of the beginning of the Term of this Lease and the actual commencement date (the "Commencement Date") shall be the first to occur of (i) the first business day after the date the Premises are offered by Landlord for occupancy following substantial completion of the Tenant Improvements to be constructed by Landlord pursuant to Exhibit C, as reasonably determined by Landlord, and any certificate or approval required by local governmental authority for occupancy of the Premises by Tenant has been obtained, or (ii) the date Tenant enters into occupancy of the Premises. If Landlord is obligated to construct Tenant Improvements pursuant to Exhibit C, the dates upon which the Term shall commence and end shall be confirmed in Landlord's Notice of Lease Term Dates ("Notice"), substantially in the form attached as Exhibit B. Landlord shall deliver the Notice to Tenant after Landlord offers possession of the Premises to Tenant or Tenant enters into occupancy of the Premises. Tenant shall promptly return to Landlord a countersigned original of the Notice, provided that Landlord's failure to deliver the Notice shall not delay the Commencement Date.

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ARTICLE III RENT

3.1         Base Rent.

(a)         Payment of Base Rent. Tenant shall pay the Base Rent each month in advance on the first day of each calendar month during the Term, beginning on the Commencement Date. If the Commencement Date is other than the first day of the month, Tenant shall pay a proportionate part of such monthly installment on the Commencement Date. An adjustment in the Base Rent for the last month of the Term shall be made if the Term does not end on the last day of the month. All payments shall be made to Manager at Manager's Address or to such other party or to such other place as Landlord may designate in advance and in writing, without prior demand and without abatement, deduction or offset. All charges to be paid by Tenant hereunder, other than Base Rent, shall be considered additional rent for the purposes of this Lease, and the words "rent" or "Rent" as used in this Lease shall mean both Base Rent and additional rent unless the context specifically or clearly indicates that only Base Rent is referenced.

(b)         Late Payments. Tenant acknowledges that the late payment by Tenant to Landlord of any rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to ascertain. Therefore, if any rent or other sum due from Tenant is not received when due, Tenant shall pay to Landlord no later than ten (10) calendar days after the rental due date an additional sum equal to 5% of such overdue payment (provided that, not more than one (1) time in any calendar year, no such late charge will be imposed if the payment is received within five (5) days after the date due). In addition to such late charge, all such delinquent rent or other sums due to Landlord, including the late charge, shall bear interest beginning on the date such payment was due at the then maximum lawful rate permitted to be charged by Landlord. The notice and cure period provided in Paragraph 8.1(a) does not apply to the foregoing late charges and interest. If payments of any kind are returned for insufficient funds Tenant shall pay to Landlord an additional handling charge of $50.00. In addition, in the event that Tenant at any time becomes delinquent in payment of two (2) or more months’ Base Rent or additional rent, all free rent which would have been due for the first three (3) months of the Lease term shall become immediately due and payable.

(c)         Initial Payment. Upon full execution hereof, Tenant shall pay to Landlord (i) the Security Deposit and (ii) the Base Rent for the first month of the term hereof for which Base Rent will be due, in the amount of $15,801.16.

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3.2         Additional Rent for Operating Expenses, Taxes, and Capital Costs.

(a)         Additional Rent. For each Comparison Year, Tenant shall pay to Landlord as additional rent the sum of (1) the difference between Comparison Year Operating Expenses and the Base Year Operating Expenses, (2) the difference between the Comparison Year Taxes and the Base Year Taxes and (3) the Capital Costs, times Tenant's Percentage ("Tenant's Share of Expenses").

(b)         Definitions. As used herein, the following terms shall have the following meanings:

(i)	Base Year. 2013.

(ii)	Comparison Year. Each calendar year of the Term after the Base Year.

(iii)	Lease Year. Each successive 12 month period following the Commencement Date.

(iv)	Operating Expenses. The total cost of operation of the Property, including, without limitation, (1) premiums and deductibles for insurance carried with respect to the Property; (2) all costs of supplies, materials, equipment, and utilities used in or related to the operation, maintenance, and repair of the Property or any part thereof (including utilities, unless the cost of any utilities is to be paid for separately by Tenant pursuant to Paragraph 6.1(b)); (3) all labor costs, including without limitation, salaries, wages, payroll and other taxes, unemployment insurance costs, and employee benefits, but excluding executive salaries; (4) all maintenance, management, janitorial, inspection, legal, accounting, and service agreement costs related to the operation, maintenance, and repair of the Property or any part thereof, including, without limitation, service contracts with independent contractors, provided that during the initial term of this Lease, any management fee will not exceed four percent (4%) of revenues. Any of the above services may be performed by Landlord or its affiliates, provided that fees for the performance of such services shall be reasonable and competitive with fees charged by unaffiliated entities for the performance of such services in comparable buildings in the area. Operating Expenses shall not include Taxes, leasing commissions; repair costs paid by insurance proceeds or by any tenant or third party; the initial construction cost of the Building or any depreciation thereof; any debt service or costs related to sale or financing of the Property; any capital expenses, except those which normally would be regarded as operating, maintenance, or repair costs; tenant improvements provided for any tenant; or any special services rendered to tenants (including Tenant) for which a separate charge is made; costs of correcting building code violations which violations were in existence on the Commencement Date; legal fees associated with the preparation, interpretation and/or enforcement of leases; repairs and replacements for which and to the extent that Landlord has been reimbursed by insurance and/or paid pursuant to warranties; advertising and promotional expenses; costs representing amounts paid to an affiliate of Landlord for services or materials which are in excess of the amounts which would have been paid in the absence of such relationship; and any costs, fines, or penalties incurred because Landlord violated any Applicable Law.

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(v)	Base Year Operating Expenses. Operating Expenses incurred during the Base Year, provided that: (1) in the event that the Building is less than 95% occupied during the Base Year, then in determining the Base Year Operating Expenses, all Operating Expenses that may reasonably be determined to vary in accordance with the occupancy level of the Building, shall be grossed up to reflect 95% occupancy; and (2) if any extraordinary expenses are incurred during the Base Year which typically are not operations, maintenance, or repair costs of a stabilized property, as reasonably estimated by Landlord, then such expenses shall be excluded from the calculation of Operating Expenses during the Base Year.

(vi)	Comparison Year Operating Expenses. Operating Expenses incurred during the Comparison Year, provided that if the Building is less than 95% occupied during the Comparison Year, then in determining the Comparison Year Operating Expenses, all Operating Expenses that may reasonably be determined to vary in accordance with the occupancy level of the Building, shall be grossed up to reflect 95% occupancy.

(vii)	Taxes. Any form of assessment, rental tax, license tax, business license tax, levy, charge, tax or similar imposition imposed by any authority having the power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, library, drainage, or other improvement or special assessment district, as against the Property or any part thereof or any legal or equitable interest of Landlord therein, or against Landlord by virtue of its interest therein, and any reasonable costs incurred by Landlord in any proceedings for abatement thereof, including, without limitation, attorneys' and consultants' fees, and regardless of whether any abatement is obtained. Landlord's income and franchise taxes are excluded from Taxes.

(viii)	Base Year Taxes. Taxes incurred during the Base Year.

(ix)	Comparison Year Taxes. Taxes incurred during the Comparison Year.

(x)	Capital Costs. The annual cost of any capital improvements to the Property made by Landlord after the Base Year, but only if such capital improvements are designed to increase safety, to reduce Operating Expenses, or to comply with any governmental law or regulation imposed after initial completion of the Building, amortized over the useful life thereof as Landlord shall reasonably determine, together with a fixed annual interest rate equal to the Prime Rate plus 2% on the unamortized balance. The Prime Rate shall be the prime rate published in the Wall Street Journal on the date the construction is completed.

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(c)         Estimate of Tenant's Share of Expenses. Before each Comparison Year, and from time to time as Landlord deems appropriate, Landlord shall give Tenant estimates for the coming Comparison Year of Operating Expenses, Taxes, Capital Costs, and Tenant's Share of Expenses. Landlord shall make reasonable efforts to provide estimates fifteen (15) days before the beginning of each Comparison Year. Tenant shall pay one twelfth (1/12) of the estimated amount of Tenant's Share of Expenses with each monthly payment of Base Rent during the Comparison Year. Each Comparison Year, Landlord shall give Tenant a statement (the "Share of Expenses Statement") showing the Operating Expenses, Taxes, and Capital Costs for the prior Comparison Year, a calculation of Tenant's Share of Expenses due for the prior Comparison Year and a summary of amounts already paid by Tenant for the prior Comparison Year. Landlord shall make reasonable efforts to provide the Share of Expenses Statement within one hundred twenty (120) days after the end of the prior Comparison Year. Any underpayment by Tenant shall be paid to Landlord within thirty (30) days after delivery of the Share of Expenses Statement; any overpayment shall be credited against the next installment of Base Rent due, provided that any overpayment shall be paid to Tenant within thirty (30) days if the Term has ended. No delay by Landlord in providing any Share of Expenses Statement shall be deemed a waiver of Tenant's obligation to pay Tenant's Share of Expenses. Notwithstanding anything contained in this paragraph, the total rent payable by Tenant shall in no event be less than the Base Rent.

(d)         Audit of Landlord's Expense Records. Not more than once per year, Tenant, at Tenant's sole expense, may audit Landlord's records relating to Operating Expenses, Taxes and Capital Costs at the Property for the preceding Lease Year only, by giving Landlord written notice of its desire to perform such an audit thirty (30) days after Tenant receives Landlord's Share of Expenses Statement. If Tenant fails to give such notice within such thirty (30) day period, the Share of Expenses Statement shall be deemed to be final and accepted by Tenant. Any such audit by Tenant shall be performed during normal business hours at Manager's office and shall not be undertaken by any firm which is compensated based on a percentage of Operating Expenses disallowed. If Tenant's audit establishes to the reasonable satisfaction of Landlord and Tenant that Tenant has overpaid Tenant's Share of Expenses for the preceding Lease Year, Landlord shall reimburse Tenant for such overpayment within thirty (30) days thereafter. If Tenant's audit establishes to the reasonable satisfaction of Landlord and Tenant that Tenant has underpaid Tenant's Share of Expenses for the preceding Lease Year, Tenant shall pay the full amount of such underpayment to Landlord within thirty (30) days thereafter.

ARTICLE IV DELIVERY OF PREMISES AND TENANT IMPROVEMENTS

4.1         Condition of Premises. Landlord shall deliver the Premises to Tenant in its "as-is" condition subject to completion of the tenant improvements in accordance with the terms set forth in Exhibit C of this Lease ("Tenant Improvements"). Such Tenant Improvements shall become and remain the property of Landlord.

4.2         Delay in Possession. If Landlord is unable to deliver possession of the Premises to Tenant on or before the Scheduled Commencement Date for any reason whatsoever, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom and this Lease shall continue in full force and effect, provided that if Landlord fails to deliver the Premises to Tenant within five (5) months after the Scheduled Commencement Date for reasons within Landlord’s reasonable control, Tenant shall be entitled to one (1) day of free Base Rent for each day beyond such three-month period delivery is delayed. If Landlord is unable to deliver possession of the Premises within thirty (30) days thereafter, either Landlord or Tenant may terminate this Lease.

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4.3         Delivery and Acceptance of Possession. Tenant shall accept possession and enter in good faith occupancy of the entire Premises and commence the operation of its business therein within thirty (30) days after the Commencement Date. Tenant's taking possession of any part of the Premises shall be deemed to be an acceptance and an acknowledgment by Tenant that (i) Tenant has had an opportunity to conduct, and has conducted, such inspections of the Premises as it deems necessary to evaluate its condition, (ii) except as otherwise specifically provided herein, Tenant accepts possession of the Premises in its then existing condition, "as-is", including all patent (but not latent) defects, (iii) Tenant Improvements have been completed in accordance with the terms of this Lease, except for defects of which Tenant has given Landlord written notice within thirty (30) days after the time Tenant takes possession, and (iv) neither Landlord, nor any of Landlord's agents, has made any oral or written representations or warranties with respect to such matters other than as set forth in this Lease.

4.4         Early Occupancy. Landlord hereby agrees to allow Tenant and its contractors to enter the Premises approximately two (2) weeks prior to the estimated Commencement Date to permit Tenant to install network and telecommunications cabling. Tenant (and its contractors) shall do so upon all of the provisions of this Lease (including Tenant's obligations regarding indemnity and insurance), except those provisions regarding Tenant's obligation to pay Base Rent, which obligation shall commence on the Commencement Date. Tenant shall ensure that Tenant’s work does not interfere with the installation of the Tenant Improvements.

ARTICLE V ALTERATIONS AND TENANT'S PERSONAL PROPERTY

5.1         Alterations.

(a)         Landlord's Consent. Tenant shall not make any alterations, additions, installations, substitutes or improvements ("Alterations") in and to the Premises without first obtaining Landlord's written consent. Landlord shall not unreasonably withhold or delay its consent; provided, however, that Landlord shall have no obligation to consent to Alterations of a structural nature or Alterations that would violate the certificate of occupancy for the Premises or any applicable law, code or ordinance or the terms of any superior lease or mortgage affecting the Property. No consent given by Landlord shall be deemed as a representation or warranty that such Alterations comply with laws, regulations and rules applicable to the Property ("Laws"). Tenant shall pay Landlord's reasonable costs of reviewing or inspecting any proposed Alterations and any other reasonable costs that may be incurred by Landlord as a result of such Alterations. Landlord’s contractor shall perform all Alterations work required by Tenant. Landlord shall contract with the general contractor for completion of the work. Landlord shall manage the construction on behalf of Tenant. Landlord shall charge a construction management fee equal to five percent (5%) of the total cost of construction of the improvements. Such construction management fee shall be paid by Tenant, along with any construction costs pursuant to the terms hereof. Landlord shall act as the single point of contact between Tenant and the architectural and engineering team (if any), and with the general contractor. Notwithstanding the foregoing, Tenant shall have the right to make non-structural, non-MEP (mechanical, electrical and plumbing) Alterations (including painting and carpeting) without the consent of Landlord (the “Permitted Alterations”), so long as (i) Tenant notifies Landlord in writing of its intention to do such work at least ten (10) days prior to the initiation of such work; (ii) the costs of such Alterations are less than $10,000.00 and are consistent in quality with the finish of the Premises; (iii) such Alterations do not cause additional loads on the Building and its systems and are not visible from the exterior of the Premises; (iv) Tenant obtains and furnishes to Landlord any required building permits; and (v) Tenant provides Landlord with the “as-built” plans and specifications of any such Alterations upon completion of any such Alterations.

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(b)         Workmanship. All Alterations shall be done at reasonable times in a first-class workmanlike manner, by contractors approved by Landlord, and according to plans and specifications previously approved by Landlord. All work shall be done in compliance with all Laws, and with all regulations of the Board of Fire Underwriters or any similar insurance body or bodies. Tenant shall be solely responsible for the effect of any Alterations on the Building's structure and systems, notwithstanding that Landlord has consented to the Alterations, and shall reimburse Landlord on demand for any costs incurred by Landlord by reason of any faulty work done by Tenant or its contractors. Upon completion of Alterations, Tenant shall provide Landlord with a complete set of "as-built" plans.

(c)         Mechanics and Other Liens. Tenant shall keep the Property and Tenant's leasehold interest therein free of any liens or claims of liens, and shall discharge any such liens within ten (10) days of their filing. Before commencement of any work, Tenant's contractor shall provide payment, performance and lien indemnity bonds required by Landlord, and Tenant shall provide evidence of such insurance as Landlord may require, naming Landlord as an additional insured. Tenant shall indemnify Landlord and hold it harmless from and against any cost, claim, or liability arising from any work done by or at the direction of Tenant.

(d)         Removal of Alterations. All Alterations affixed to the Premises shall become part thereof and remain therein at the end of the Term. However, if Landlord gives Tenant notice, at the time Landlord approves the Alterations, that Tenant must remove such Alterations upon expiration or termination of this Lease, then upon such expiration or termination, Tenant shall remove the Alterations, make any repair required by such removal, and restore the Premises to its condition prior to installation of the Alterations.

5.2         Tenant's Personal Property.

(a)         In General. Tenant may provide and install, and shall maintain in good condition, all trade fixtures, personal property, equipment, furniture and moveable partitions required in the conduct of its business in the Premises. All of Tenant's personal property, trade fixtures, equipment, furniture, movable partitions, and any Alterations not affixed to the Premises shall remain Tenant's property ("Tenant's Property").

(b)         Intentionally Omitted.

(c)         Payment of Taxes. Tenant shall pay before delinquency all taxes levied against Tenant's Property and any Alterations installed by or on behalf of Tenant. If any such taxes are levied against Landlord or its property, or if the assessed value of the Premises is increased by the inclusion of a value placed on Tenant's Property (as reasonably documented by Landlord), Landlord may pay such taxes, and Tenant shall upon demand repay to Landlord the portion of such taxes resulting from such increase.

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ARTICLE VI LANDLORD'S COVENANTS

6.1         Services Provided by Landlord.

(a)         Services. Landlord shall provide services, utilities, facilities and supplies equal in quality to those customarily provided by landlords in buildings of a similar design in the area in which the Property is located. Landlord shall provide reasonable additional Building operation services upon reasonable advance request of Tenant at reasonable rates from time to time established by Landlord. Landlord shall furnish space heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business operation, daily from 8:00 a.m. to 6:00 p.m. (Saturdays from 9:00 a.m. to noon., but only if requested by Tenant by 5:00 p.m. on the immediately preceding Friday), Sundays and legal state holidays excepted. If Tenant shall require space heating or cooling outside the hours and days above specified, Landlord shall provide such service at Tenant's expense in accordance with any advance notice requirements established from time to time by Landlord (the initial price of such additional heating or cooling being $50.00 per hour).

(b)         Separately Metered Utilities. If the Premises are separately metered as of the Commencement Date, Tenant shall pay all charges for all separately metered and separately billed gas, electricity, telephone and other utility services used, rendered or supplied upon or in connection with the Premises and shall indemnify Landlord against liability or damage on such account. The costs of any utilities which are not separately metered shall be included as an Operating Expense. If Landlord has reason to believe that Tenant is using a disproportionate share of any utility which is not separately metered, Landlord may, at Landlord's election, and at Landlord's expense, conduct an engineering audit to estimate Tenant's actual use. If such audit determines that Tenant is using more than its proportionate share of any utility, Tenant shall reimburse Landlord for the cost of the audit and Tenant shall pay for any use above its proportionate share as additional rent.

(c)         Graphics and Signs. Landlord shall provide identification of Tenant's name and suite numerals at the main entrance door to the Premises and in the lobby directory. All signs, notices, graphics and decorations of every kind or character which are visible in or from the Common Areas or the exterior of the Premises shall be subject to Landlord's prior written approval, which Landlord shall have the right to withhold in its absolute and sole discretion.

(d)         Right to Cease Providing Services. In case of Force Majeure or in connection with any repairs, alterations or additions to the Property or the Premises, or any other acts required of or permitted to Landlord herein, Landlord may reduce or suspend service of the Building's utilities, facilities or supplies, provided that Landlord shall use reasonable diligence to restore such services, facilities or supplies as soon as possible. No such reduction or suspension shall constitute an actual or constructive eviction or disturbance of Tenant's use or possession of the Premises; provided, however, that if such reduction or suspension renders the Premises unusable, in Landlord’s reasonable judgment, for a period in excess of five (5) consecutive business days, Base Rent shall abate until utility service is restored.

6.2         Repairs and Maintenance. Landlord shall repair and maintain (i) the Common Areas, (ii) the structural portions of the Building, (iii) the exterior walls of the Building (including exterior windows and glazing), (iv) the roof, and (v) the basic plumbing, electrical, mechanical and heating, ventilating and air-conditioning systems serving the Premises, in the manner and to the extent customarily provided by landlords in similar buildings in the area. Tenant shall pay for such repairs as set forth in Paragraph 3.2. If any maintenance, repair or replacement is required because of any negligent or willful act or omission, or any neglect of duty, by Tenant or its agents, employees, invitees or contractors, the cost thereof shall be paid by Tenant to Landlord as additional rent within thirty (30) days after billing.

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6.3         Quiet Enjoyment. Upon Tenant's paying the rent and performing its other obligations, Landlord shall permit Tenant to peacefully and quietly hold and enjoy the Premises, subject to the provisions of this Lease.

6.4         Insurance. Landlord shall insure the Property, including the Building and Tenant Improvements and approved Alterations, if any, against damage by fire and standard extended coverage perils, and shall carry public liability insurance, all in such reasonable amounts as would be carried by a prudent owner of a similar building in the area. Landlord may carry any other forms of insurance as it or its mortgagee may deem advisable. Insurance obtained by Landlord shall not be in lieu of any insurance required to be maintained by Tenant. Landlord shall not carry any insurance on Tenant's Property, and shall not be obligated to repair or replace any of Tenant's Property.

ARTICLE VII TENANT'S COVENANTS

7.1         Repairs, Maintenance and Surrender.

(a)         Repairs and Maintenance. Tenant shall keep the Premises in good order and condition, and shall promptly repair any damage to the Premises excluding glass in exterior walls. Tenant shall also repair any damage to the rest of the Property, including glass in exterior walls, if such damage is attributable to Tenant's negligence or misuse caused by Tenant or its agents, employees, or invitees, licensees or independent contractors. All repairs shall be made in a workmanlike manner and any replacements or substitutions shall be of a quality, utility, value and condition similar to or better than the replaced or substituted item.

(b)         Surrender. At the end of the Term, Tenant shall peaceably surrender the Premises in good order, repair and condition and comparable to the condition in which the Premises was delivered, except for reasonable wear and tear, and Tenant shall remove Tenant's Property (including, without limitation, all cabling and telecommunications equipment, excepting any cabling not installed by or on behalf of Tenant) and (if required by Landlord pursuant to Section 5.1(d) above) any Alterations, repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat. Any property not so removed shall be deemed abandoned and may be retained by Landlord or may be removed and disposed of by Landlord in such manner as Landlord shall determine. Tenant shall be responsible for costs and expenses incurred by Landlord in removing any Alterations and disposing of any such abandoned property, making any incidental repairs and replacements to the Premises, and restoring the Premises to its original condition.

7.2         Use.

(a)         General Use. Tenant shall use the Premises only for the Permitted Uses, and shall not use or permit the Premises to be used for any other use (including, without limitation, as a laboratory of any kind or for storage of anything except normal office supplies) nor in violation of any law or ordinance or of any certificate of occupancy issued for the Building or the Premises, or of the Rules and Regulations. Tenant shall not cause, maintain or permit any nuisance in, on or about the Property, or commit or allow any waste in or upon the Property. Tenant shall not use utility services in excess of amounts reasonably determined by Landlord to be within the normal range of demand for the Permitted Uses.

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(b)         Obstructions and Exterior Displays. Tenant shall not obstruct any of the Common Areas or any portion of the Property outside the Premises, and shall not, except as otherwise previously approved by Landlord, place or permit any signs, decorations, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, that may be visible from outside the Premises. If Landlord designates a standard window covering for use throughout the Building, Tenant shall use this standard window covering to cover all windows in the Premises.

(c)         Floor Load. Tenant shall not place a load upon the floor of the Premises exceeding the load per square foot such floor was designed to carry, as determined by applicable building code.

(d)         Compliance with Insurance Policies. Tenant shall not keep or use any article in the Premises, or permit any activity therein, which is prohibited by any insurance policy covering the Building, or would result in an increase in the premiums thereunder (provided that standard office use will not be so prohibited or result in a premium increase).

(e)         Rules and Regulations. Tenant shall observe and comply with the rules and regulations attached as Exhibit D (the "Rules and Regulations"), and all modifications thereto as made by Landlord and put into effect from time to time. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or occupant of the Building of the Rules and Regulations. In the event of any conflict between said Rules and Regulations and the express terms of this Lease, the Lease terms shall control.

7.3         Assignment; Sublease. Tenant shall not assign its rights under this Lease nor sublet the whole or any part of the Premises without Landlord's prior written consent, which shall not be unreasonably withheld. Landlord’s consent shall not be considered unreasonably withheld (by way of example and not limitation) if (i) the proposed subtenant’s or assignee’s creditworthiness does not meet the same criteria Landlord uses to select comparable Building tenants; (ii) the proposed subtenant’s or assignee’s business is not suitable for the Building when considering the business of the other tenants and the Building’s prestige; or (iii) the proposed subtenant or assignee is already a tenant or occupant of the Building. In the event that Landlord grants such consent, Tenant shall remain primarily liable to Landlord for the payment of all rent and for the full performance of the obligations under this Lease and any excess rents collected by Tenant shall be paid to Landlord. Tenant shall be responsible for payment of all costs incurred by Landlord in connection with any such request for Landlord's consent to a proposed assignment or subletting, as provided in Paragraph 11.5. Any assignment or subletting which does not conform with this Paragraph 7.3 shall be void and a default hereunder.

In addition to, but not in limitation of, the foregoing: in the event of a request by Tenant for Landlord's consent to a proposed assignment of the Lease or a proposed subletting of twenty percent (20%) or more of the floor area of the Premises, Landlord, at Landlord's sole option, may terminate the Lease; and in the event of a request by Tenant for Landlord's consent to a proposed subletting of less than twenty percent (20%) of the floor area of the Premises, Landlord, at Landlord's sole option, may cancel the Lease with respect to the area in question for the proposed term of such sublease. Landlord shall exercise any such option by written notice given to Tenant within thirty (30) days after Landlord's receipt of such request from Tenant, and in each case such termination or cancellation shall take effect as of the date set forth in Landlord's said notice, which shall be not less than sixty (60) days and not more than one hundred twenty (120) days after the date of Landlord's said notice. If Landlord exercises any such option to terminate or cancel the Lease, Tenant shall surrender possession of the portion of the Premises to which the termination or cancellation applies on or before the date set forth in Landlord's notice, in accordance with the provisions of this Lease relating to the surrender of the Premises at expiration of the Term. If the Lease is cancelled as to a portion of the Premises only, Base Rent after the date of such cancellation shall be abated on a pro-rata basis, as determined by Landlord, and Tenant's Percentage shall be proportionally reduced. Landlord's failure to exercise such option to terminate or cancel the Lease shall not be construed as Landlord's consent to the proposed assignment or subletting.

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Notwithstanding anything to the contrary set forth in this Article, no consent from Landlord shall be required for an assignment of the Lease, or a subletting of the Premises, to (i) any corporation or other entity into which or with which Tenant has merged or consolidated; (ii) any parent or successor of Tenant, or (iii) any entity which acquires all or substantially all of the assets of Tenant, or all or substantially all of the ownership interests in Tenant, provided in each case that the resulting, surviving and/or acquiring entity shall agree in writing to assume and perform all of Tenant’s obligations under the Lease to be performed from and after the effective date of such assignment or subletting, and further provided that Tenant shall not be released thereby.

7.4         Indemnities.

(a)         Tenant, at Tenant's expense, shall defend, indemnify and hold harmless Landlord and Landlord's agents, employees, invitees, licensees and contractors from and against any cost, claim, action, liability or damage of any kind arising from (i) Tenant's use and occupancy of the Premises or the Property, or any activity done or permitted by Tenant, in, on or about the Premises or the Property, (ii) any breach or default by Tenant of its obligations under this Lease, or (iii) any negligent, tortious or illegal act or omission of Tenant, its agents, employees, invitees, licensees or contractors. The obligations of Tenant under this paragraph shall survive the expiration or termination of this Lease. Nothing in this paragraph shall relieve Landlord from, or require Tenant to indemnify Landlord against, liability for damages to property or injury to person caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors. All property kept, stored or maintained in the Premises shall be at the sole risk of Tenant.

(b)         Landlord, at Landlord's expense, shall defend, indemnify and hold harmless Tenant and Tenant's agents, employees, invitees, licensees and contractors from and against any cost, claim, action, liability or damage of any kind arising from any negligent, tortious or illegal act or omission of Landlord, its agents, employees, invitees, licensees and contractors, or from Landlord’s breach or default of its obligations under this Lease. Landlord shall not be liable to Tenant or any other person or entity for any damages arising from any act or omission of any other tenant of the Property. The obligations of Landlord under this paragraph shall survive the expiration or termination of this Lease.

7.5         Tenant's Insurance. Tenant shall maintain in responsible companies qualified to do business, in good standing in the state in which the Premises are located and otherwise acceptable to Landlord and at its sole expense the following insurance: (i) comprehensive general liability insurance covering the Premises insuring Landlord as well as Tenant with limits which shall, at the commencement of the Term, be at least equal to the Public Liability Insurance Amount and from time to time during the Term shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located with respect to similar properties, (ii) workers' compensation insurance with statutory limits covering all of Tenant's employees working in the Premises, (iii) property insurance insuring Tenant's Property for the full replacement value of such items and (iv) business interruption insurance. There shall be no deductible for liability policies and a deductible not greater than $5,000 for property insurance policies. Tenant shall deposit promptly with Landlord certificates for such insurance, and all renewals thereof, bearing the endorsement that the policies will not be canceled until after thirty (30) days' written notice to Landlord (if such endorsement is reasonably available without material additional charge). All policies shall be taken out with insurers with a rating of A-IX by Best's and otherwise acceptable to Landlord.

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7.6         Payment of Taxes. If at any time during the Term, any political subdivision of the state in which the Property is located, or any other governmental authority, levies or assesses against Landlord a tax or excise on rents or other tax (excluding income tax), however described, including but not limited to assessments, charges or fees required to be paid, by way of substitution for or as a supplement to real estate taxes, or any other tax on rent or profits in substitution for or as a supplement to a tax levied against the Property, Building or Landlord's personal property, then Tenant will pay to Landlord as additional rent its proportionate share based on Tenant's Percentage of said tax or excise.

7.7         Environmental Assurances.

(a)         Covenants.

(i)	Tenant shall not cause any Hazardous Materials to be used, generated, stored or disposed of on, under or about, or transported to or from, the Premises unless the same is specifically approved in advance by Landlord in writing other than small quantities of retail, household, and office chemicals customarily sold over-the-counter to the public and which are related to Tenant's Permitted Uses.

(ii)	Tenant shall comply with all obligations imposed by Environmental Laws, and all other restrictions and regulations upon the use, generation, storage or disposal of Hazardous Materials at, to or from the Premises.

(iii)	Tenant shall deliver promptly to Landlord true and complete copies of all notices received by Tenant from any governmental authority with respect to the use, generation, storage or disposal by Tenant of Hazardous Materials at, to or from the Premises and shall immediately notify Landlord both by telephone and in writing of any unauthorized discharge of Hazardous Materials or of any condition that poses an imminent hazard to the Property, the public or the environment.

(iv)	Tenant shall complete fully, truthfully and promptly any questionnaires sent by Landlord with respect to Tenant's use of the Premises and its use, generation, storage and disposal of Hazardous Materials at, to or from the Premises.

(v)	Tenant shall permit entry onto the Premises by Landlord or Landlord's representatives at any reasonable time to verify and monitor Tenant's compliance with its covenants set forth in this Paragraph 7.7 and to perform other environmental inspections of the Premises.

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(vi)	If Landlord conducts any environmental inspections because it has reason to believe that Tenant's activities have or are likely to result in a violation of Environmental Laws or a release of Hazardous Materials on the Property, and if such inspections reveal any such violation or the presence of Hazardous Materials, then Tenant shall pay to Landlord, as additional rent, the costs incurred by Landlord for such inspections.

(vii)	Tenant shall cease immediately upon notice from Landlord any activity which violates or creates a risk of violation of any Environmental Laws.

(viii)	After notice to and approval by Landlord, Tenant shall promptly remove, clean-up, dispose of or otherwise remediate, in accordance with Environmental Laws and good commercial practice, any Hazardous Materials on, under or about the Property resulting from Tenant's activities on the Property.

(b)         Indemnification. Tenant shall indemnify, defend with counsel acceptable to Landlord and hold Landlord harmless from and against any claims, damages, costs, liabilities or losses (including, without limitation, any decrease in the value of the Property, loss or restriction of any area of the Property, and adverse impact of the marketability of the Property or Premises) arising out of Tenant's use, generation, storage or disposal of Hazardous Materials at, to or from the Premises.

(c)         Definitions. Hazardous Materials shall include but not be limited to substances defined as "hazardous substances", "toxic substances", or "hazardous wastes" in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the federal Hazardous Materials Transportation Act, as amended; and the federal Resource Conservation and Recovery Act, as amended; those substances defined as "hazardous substances", "materials", or "wastes" under the law of the state in which the Premises are located; and as such substances are defined in any regulations adopted and publications promulgated pursuant to said laws ("Environmental Laws"); materials containing asbestos or urea formaldehyde; gasoline and other petroleum products; flammable explosives; radon and other natural gases; and radioactive materials.

(d)         Survival. The obligations of Tenant in this Paragraph 7.7 shall survive the expiration or termination of this Lease.

7.8         Americans With Disabilities Act. Landlord shall comply with the Americans with Disabilities Act of 1990 ("ADA") and the regulations promulgated thereunder with respect to the Building excluding the Premises and, prior to the Commencement Date with respect to the Premises. Tenant shall comply with the ADA and the regulations thereunder that are promulgated after the Commencement Date with respect to the Premises. Subject to the foregoing, Tenant hereby expressly assumes all responsibility for the compliance of activities conducted by Tenant within the Premises with the ADA relating to the Premises. Any Alterations to the Premises made by Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with this Lease; provided, that Landlord's consent to such Alterations shall not constitute either Landlord's assumption, in whole or in part, of Tenant's responsibility for compliance with the ADA, or representation or confirmation by Landlord that such Alterations comply with the provisions of the ADA.

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ARTICLE VIII DEFAULT

8.1         Default. The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant:

(a)         The failure by Tenant to make any payment of Base Rent or additional rent or any other payment required hereunder, as and when due, where such failure shall continue for a period of five (5) days after written notice thereof from Landlord to Tenant; provided, that Landlord shall not be required to provide such notice more than twice during the Term with respect to non-payment of Rent, the third such non-payment constituting a default without requirement of notice;

(b)         The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in clause (a) above, where such failure shall continue for a period of more than thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant's default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) day period, diligently prosecutes such cure to completion, and completes such cure no later than ninety (90) days from the date of such notice from Landlord;

(c)         The failure by Tenant, Guarantor (if any), or any present or future guarantor of all or any portion of Tenant's obligations under this Lease to pay its debts as they become due, or Tenant or any such Guarantor (if any) becoming insolvent, filing or having filed against it a petition under any chapter of the United States Bankruptcy Code, 11 U.S.C. Paragraph 101 et seq. (or any similar petition under any insolvency law of any jurisdiction) and such petition is not dismissed within sixty (60) days thereafter, proposing any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, making an assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property or business of Tenant or Guarantor (if any); or

(d)         If the leasehold estate under this Lease or any substantial part of the property or assets of Tenant or of Guarantor of this leasehold is taken by execution, or by other process of law, or is attached or subjected to any involuntary encumbrance if such attachment or other seizure remains undismissed or undischarged for a period of ten business (10) days after the levy thereof.

8.2         Remedies of Landlord and Calculation of Damages.

(a)         Remedies. In the event of any default by Tenant, whether or not the Term shall have begun, in addition to any other remedies available to Landlord at law or in equity, Landlord may, at its option and without further notice exercise any or all of the following remedies:

(i)	Terminate the Lease and upon notice to Tenant of termination of the Lease all rights of Tenant hereunder shall thereupon come to an end as fully and completely as if the date such notice is given were the date originally fixed for the expiration of the Term, and Tenant shall then quit and surrender the Premises to Landlord and Landlord shall have the right, without judicial process, to re-enter the Premises. No such expiration or termination of the Lease shall relieve Tenant of its liability and obligations under the Lease.

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(ii)	To the extent permitted by state law, accelerate the payment of Base Rent and all additional rent under this Lease for the remainder of the Term and terminate the Lease in the same manner, and with the same force and effect, as provided in clause (i) above.

(iii)	Enter the Premises and cure any default by Tenant and in so doing, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord, and all incidental costs and expenses, including reasonable attorneys' fees, shall be considered additional rent under this Lease and shall be payable to Landlord immediately upon demand, together with interest from the date of demand to the date of payment at the maximum lawful rate permitted to be charged by Landlord.

(b)         Calculation of Damages. If this Lease is terminated as provided in Paragraph 8.2(a)(i) above, Tenant, until the end of the Term, or what would have been such Term in the absence of any such event, shall be liable to Landlord, as damages for Tenant's default, for the amount of the Base Rent and all additional rent and other charges which would be payable under this lease by Tenant if this Lease were still in effect, less the net proceeds of any reletting of the Premises actually collected by Landlord after deducting all Landlord's expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage and management commissions, operating expenses, legal expenses, reasonable attorneys' fees, alteration costs and expenses of preparation of the Premises for such reletting. Tenant shall pay such damages to Landlord monthly on the days on which the Base Rent would have been payable as if this Lease were still in effect, and Landlord shall be entitled to recover from Tenant such damages monthly as the same shall arise.

If Base Rent and additional rent are accelerated and this Lease is terminated as provided in Paragraph 8.2(a)(ii) above, Tenant shall be liable to pay to Landlord, in one payment, as damages for Tenant's default, an amount equal to the total amount of Base Rent and additional rent reserved in this Lease from the date of default to the date of expiration of the Term discounted at a fixed annual interest rate equal to the Federal Funds Rate as published in the Wall Street Journal on the date of Landlord's election to accelerate the rents hereunder.

Whether or not the Lease is terminated, Landlord shall in no way be responsible or liable for any failure to relet the Premises or for any failure to collect any rent upon such reletting, except to the extent required by state law.

(c)         No Limitations. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be provided, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

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(d)         Cumulative Remedies. Landlord's remedies under this Lease are cumulative and not exclusive of any other remedies to which Landlord may be entitled in case of Tenant's default or threatened default under this Lease, including, without limitation, the remedies of injunction and specific performance.

ARTICLE IX CASUALTY AND EMINENT DOMAIN

9.1         Casualty.

(a)         Casualty in General. If, during the Term, the Premises, the Building or the Lot, are wholly or partially damaged or destroyed by fire or other casualty, and the casualty renders the Premises totally or partially inaccessible or unusable by Tenant in the ordinary conduct of Tenant's business, then Landlord shall, within thirty (30) days of the date of the damage, give Tenant a notice ("Damage Notice") stating whether, according to Landlord's good faith estimate, the damage can be repaired within one year from the date of damage ("Repair Period"), without the payment of overtime or other premiums. The parties' rights and obligations shall then be governed according to whether the casualty is an Insured Casualty or an Uninsured Casualty as set forth in the following paragraphs.

(b)         Insured Casualty. If the casualty results from a risk, the loss to Landlord from which is fully covered by insurance maintained by Landlord or for Landlord's benefit (except for any deductible amount), it shall be an "Insured Casualty" and governed by this Paragraph 9.1(b). In such event, if the Damage Notice states that the repairs can be completed within the Repair Period without the payment of overtime or other premiums, then Landlord shall promptly proceed to make the repairs, this Lease shall remain in full force and effect, and Base Rent shall be reduced, during the period between the casualty and completion of the repairs, in proportion to the portion of the Premises that is inaccessible or unusable during that period and which is, in fact, not utilized by Tenant. Base Rent shall not be reduced by reason of any portion of the Premises being unusable or inaccessible for a period of five (5) business days or less. If the Damage Notice states that the repairs cannot, in Landlord's estimate, be completed within the Repair Period without the payment of overtime or other premiums, then either party may, terminate this Lease by written notice given to the other within thirty (30) days after the giving of the Damage Notice. If either party elects to terminate this Lease, the lease shall terminate as of the date of the occurrence of such damage or destruction and Tenant shall vacate the Premises forty five (45) business days from the date of the written notice terminating the Lease. If neither party so terminates, then this Lease shall remain in effect, Landlord shall make repairs, and Base Rent shall be proportionately reduced as set forth above during the period when the Premises is inaccessible or unusable and is not used by Tenant.

(c)         Uninsured Casualty. If the casualty is not an Insured Casualty as set forth in the previous paragraph, it shall be an "Uninsured Casualty" governed by this Paragraph 9.1(c). In such event, if the Damage Notice states that the repairs can be completed within the Repair Period without the payment of overtime or other premiums, Landlord may elect, by written notice given to Tenant within thirty (30) days after the Damage Notice, to make the repairs, in which event this Lease shall remain in effect and Base Rent shall be proportionately reduced as set forth above. If Landlord does not so elect to make the repairs, or if the Damage Notice states that the repairs cannot be made within the Repair Period, this Lease shall terminate as of the date of the casualty and Tenant shall vacate the Premises forty five (45) business days from the date of Landlord's written notice to Tenant terminating the Lease.

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(d)         Casualty within final six months of Term. Notwithstanding anything to the contrary contained in this Paragraph 9.1, if the Premises or the Building is wholly or partially damaged or destroyed within the final six (6) months of the Term of this Lease, Landlord shall not be required to repair such casualty and either Landlord or Tenant may elect to terminate this Lease.

(e)         Tenant Improvements and Alterations. If Landlord elects to repair after a casualty in accordance with this Paragraph 9.1, Landlord shall cause Tenant Improvements and Alterations which Landlord has approved, to be repaired and restored at Landlord's sole expense. Landlord shall have no responsibility for any personal property placed or kept in or on the Premises or the Building by Tenant or Tenant's agents, employees, invitees or contractors and Landlord shall not be required to repair any damage to, or make any repairs to or replacements of, such personal property.

(f)         Exclusive Remedy. This Paragraph 9.1 shall be Tenant's sole and exclusive remedy in the event of damage or destruction to the Premises or the Building. No damages, compensation or claim shall be payable by Landlord for any inconvenience, any interruption or cessation of Tenant's business, or any annoyance, arising from any damage to or destruction of all or any portion of the Premises or the Building.

(g)         Waiver of Subrogation. Landlord and Tenant shall cause each insurance policy obtained by each of them to provide that the insurer waives all right of recovery by way of subrogation against either Landlord or Tenant in connection with any loss or damage covered by such policy.

9.2         Eminent Domain.

(a)         Eminent Domain in General. If the whole of the Premises, or so much of the Premises as to render the balance unusable by Tenant, shall be taken or appropriated under the power of eminent domain or condemnation (a "Taking"), either Landlord or Tenant may terminate this Lease and the termination date shall be the date of the Order of Taking, or the date possession is taken by the Taking authority, whichever is earlier. If any part of the Property is the subject of a Taking and such Taking materially affects the normal operation of the Building or Common Areas, Landlord may elect to terminate this Lease. A sale by Landlord under threat of a Taking shall constitute a Taking for the purpose of this Paragraph 9.2. No award for any partial or entire Taking shall be apportioned. Landlord shall receive (subject to the rights of Landlord's mortgagees) and Tenant hereby assigns to Landlord any award which may be made and any other proceeds in connection with such Taking, together with all rights of Tenant to such award or proceeds, including, without limitation, any award or compensation for the value of all or any part of the leasehold estate; provided that nothing contained in this Paragraph 9.2(a) shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any separate award made to Tenant for (i) the taking of Tenant's Property, or (ii) interruption of or damage to Tenant's business, or (iii) Tenant's moving and relocation costs.

(b)         Reduction in Base Rent. In the event of a Taking which does not result in a termination of the Lease, Base Rent shall be proportionately reduced based on the portion of the Premises rendered unusable, and Landlord shall restore the Premises or the Building to the extent of available proceeds or awards from such Taking. Landlord shall not be required to repair or restore any damage to Tenant's Property or any Alterations.

(c)         Sole Remedies. This Paragraph 9.2 sets forth Tenant's and Landlord's sole remedies for Taking. Upon termination of this Lease pursuant to this Paragraph 9.2, Tenant and Landlord hereby agree to release each other from any and all obligations and liabilities with respect to this Lease except such obligations and liabilities which arise or accrue prior to such termination.

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ARTICLE X RIGHTS OF PARTIES HOLDING SENIOR INTERESTS

10.1         Subordination. This Lease shall be subject and subordinate to any and all mortgages, deeds of trust and other instruments in the nature of a mortgage, ground lease or other matters or record ("Senior Interests") which now or at any time hereafter encumber the Property and Tenant shall, within twenty (20) days of Landlord's request, execute and deliver to Landlord such recordable written instruments as shall be necessary to show the subordination of this Lease to such Senior Interests. Notwithstanding the foregoing, if any holder of a Senior Interest succeeds to the interest of Landlord under this Lease, then, at the option of such holder, this Lease shall continue in full force and effect and Tenant shall attorn to such holder and to recognize such holder as its landlord. Notwithstanding the foregoing, it shall be a condition precedent to any subordination that Tenant be provided with a written non-disturbance agreement (in a commercially reasonable form) providing that, if the holder of any mortgage or deed of trust shall take title to the Premises through foreclosure or deed in lieu of foreclosure or otherwise, Tenant shall be allowed to continue in possession of the Premises as provided in this Lease so long as Tenant is not in default, beyond any applicable cure period.

10.2         Mortgagee's Consent. No assignment of the Lease and no agreement to make or accept any surrender, termination or cancellation of this Lease and no agreement to modify so as to reduce the Rent, change the Term, or otherwise materially change the rights of Landlord under this Lease, or to relieve Tenant of any obligations or liability under this Lease, shall be valid unless consented to by Landlord's mortgagees of record, if any, provided Landlord has notified Tenant of the name and address of such mortgagees.

ARTICLE XI GENERAL

11.1         Representations by Tenant. Tenant represents and warrants that any financial statements provided by it to Landlord were true, correct and complete when provided, and that no material adverse change has occurred since that date that would render them inaccurate or misleading. Tenant represents and warrants that those persons executing this Lease on Tenant's behalf are duly authorized to execute and deliver this Lease on its behalf, and that this Lease is binding upon Tenant in accordance with its terms.

11.2         Notices. Any notice required or permitted hereunder shall be in writing. Notices shall be addressed to Landlord c/o Manager at Manager's Address and to Tenant at Tenant's Address. Any communication so addressed shall be deemed duly given when delivered by hand, or one business day after being sent by Federal Express (or other guaranteed one day delivery service) provided delivery is confirmed. Either party may change its address by giving notice to the other.

11.3         No Waiver or Oral Modification. No provision of this Lease shall be deemed waived by Landlord or Tenant except by a signed written waiver. No consent to any act or waiver of any breach or default, express or implied, by Landlord or Tenant, shall be construed as a consent to any other act or waiver of any other breach or default.

11.4         Severability. If any provision of this Lease, or the application thereof in any circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each provision hereof shall be valid and enforceable to the fullest extent permitted by law.

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11.5         Requests by Tenant. Tenant shall pay, on demand, all out-of-pocket reasonable costs incurred by Landlord, including without limitation reasonable attorneys' fees, in connection with any matter requiring Landlord's review or consent or any other requests made by Tenant under this Lease, regardless of whether such request is granted by Landlord.

11.6         Estoppel Certificate and Financial Statements.

(a)         Estoppel Certificate. Within ten (10) days after written request by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying (i) that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; (ii) the amount of Base Rent currently payable by Tenant to Landlord; (iii) Tenant's Percentage, the Base Year and Tenant's Share of Expenses currently payable by Tenant to Landlord; (iv) the date to which Base Rent and Tenant's Share of Expenses have been paid in advance; (v) the amount of any security deposited with Landlord; (vi) that, to the best of Tenant’s knowledge, Landlord is not in default hereunder or, if Landlord is claimed to be in default, stating the nature of any claimed default, and (vii) such other matters as may be reasonably requested by Landlord. Any such statement may be relied upon by a purchaser, assignee or lender. Tenant's failure to execute and deliver such statement within the time required shall be a default under this Lease and shall also be conclusive upon Tenant that this Lease is in full force and effect and has not been modified except as represented by Landlord; and there are no uncured defaults in Landlord's performance and Tenant has no right of offset, counterclaim or deduction against rent.

(b)         Financial Statements. Tenant shall, without charge therefor, at any time, within ten (10) business days following a request by Landlord, deliver to Landlord, or to any other party designated by Landlord, a true and accurate copy of Tenant's most recent financial statements. All requests made by Tenant regarding renewals or expansions must be accompanied by Tenant's most recent financial statements. All requests made by Tenant regarding subleases, or assignments must be accompanied by Tenant's prospective subtenant's and prospective assignee's most recent financial statements.

11.7         Waiver of Liability. Landlord and Tenant each hereby waive all rights of recovery against the other and against the officers, employees, agents, and representatives of the other, on account of loss by or damage to the waiving party or its property or the property of others under its control, to the extent that such loss or damage is insured against under any insurance policy that either may have in force at the time of the loss or damage. Each party shall notify its insurers that the foregoing waiver is contained in this Lease.

11.8         Execution, Prior Agreements and No Representations. This Lease shall not be binding and enforceable until executed by authorized representatives of Landlord and Tenant. This Lease contains all of the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings, whether written or oral, between them with respect to such subject matter. Each party acknowledges that the other has made no representations or warranties of any kind except as may be specifically set forth in this Lease.

11.9         Brokers. Each party represents and warrants that it has not dealt with any real estate broker or agent in connection with this Lease or its negotiation except Brokers. Each party shall indemnify the other and hold it harmless from any cost, expense, or liability (including costs of suit and reasonable attorneys' fees) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Lease or its negotiation by reason of any act or statement of the indemnifying party.

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11.10         Successors and Assigns. This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that only the original Landlord named herein shall be liable for obligations accruing before the beginning of the Term, and thereafter the original Landlord named herein and each successive owner of the Premises shall be liable only for obligations accruing during the period of their respective ownership so long as the successor owner has assumed the obligations of Landlord hereunder in writing.

11.11         Applicable Law and Lease Interpretation. This Lease shall be construed, governed and enforced according to the laws of the state in which the Property is located. In construing this Lease, paragraph headings are for convenience only and shall be disregarded. Any recitals herein or exhibits attached hereto are hereby incorporated into this Lease by this reference. Time is of the essence of this Lease and every provision contained herein. The parties acknowledge that this Lease was freely negotiated by both parties, each of whom was represented by counsel; accordingly, this Lease shall be construed according to the fair meaning of its terms, and not against either party.

11.12         Costs of Collection, Enforcement and Disputes. Tenant shall pay all out-of-pocket costs of collection, including reasonable attorneys' fees, incurred by Landlord in connection with any default by Tenant. If either Landlord or Tenant institutes any action to enforce the provisions of this Lease or to seek a declaration of rights hereunder, the prevailing party shall be entitled to recover its reasonable attorneys' fees and court costs as part of any award. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other, on or in respect to any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant's use or occupancy of the Premises, and/or claim of injury or damage.

11.13         Holdover. If Tenant holds over in occupancy of the Premises after the expiration of the Term, Tenant shall become a tenant at sufferance only on a month-to-month basis subject to the terms and conditions herein specified. Tenant shall pay rent during the holdover period, at a base rental rate equal to one hundred seventy five percent (175%) of the Base Rent in effect at the end of the Term, plus the amount of Tenant's Share of Expenses then in effect. Tenant shall also be liable for all damages sustained by Landlord on account of such holding over.

11.14         Force Majeure. If Landlord or Tenant is prevented from or delayed in performing any act required of it hereunder, and such prevention or delay is caused by strikes, labor disputes, inability to obtain labor, materials, or equipment, inclement weather, acts of God, governmental restrictions, regulations, or controls, judicial orders, enemy or hostile government actions, civil commotion, fire or other casualty, or other causes beyond such party's reasonable control ("Force Majeure"), the performance of such act shall be excused for a period equal to the period of prevention or delay. A party's financial inability to perform its obligations shall in no event constitute Force Majeure. Nothing in this Paragraph 11.14 shall excuse or delay Tenant's obligation to pay any rent or other charges due under this Lease.

11.15         Limitation On Liability. The obligations of Landlord under this Lease do not constitute personal obligations of the individual partners, directors, officers, shareholders, trustees or beneficiaries of Landlord, and Tenant shall not seek recourse against the partners, directors, officers, shareholders, trustees or beneficiaries of Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease. In the event of any default by Landlord under this Lease, Tenant's sole and exclusive remedy shall be against Landlord's interest in the Property (including, without limitation, rents and proceeds of insurance or condemnation awards), and Tenant’s damages shall not include consequential, special, exemplary or punitive damages.

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11.16         Notice of Landlord's Default. The failure by Landlord to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Landlord shall not constitute a default by Landlord unless such failure shall continue for a period of more than thirty (30) days after written notice thereof from Tenant to Landlord specifying Landlord's default; provided, however, that if the nature of Landlord's default is such that more than thirty (30) days are reasonably required for its cure, then Landlord shall not be deemed to be in default if Landlord commences such cure within said thirty (30) day period and diligently prosecutes such cure to completion. Tenant shall, simultaneously with delivery to Landlord, provide written notice specifying the Landlord default to the holder of any first mortgage or deed of trust covering the Premises whose name and address have been furnished to Tenant in writing.

11.17         Lease not to be Recorded. Tenant agrees that it will not record this Lease nor any memorandum hereof.

11.18         Security Deposit. Upon the execution and delivery of this Lease, Tenant shall pay to Landlord the Security Deposit, which shall be held as security for Tenant's performance as herein provided and refunded to Tenant at the end of the Term subject to Tenant's satisfactory compliance with the conditions hereof. The Security Deposit may be commingled with other funds of Landlord and no interest shall accrue thereon or be payable by Landlord with respect to the Security Deposit. If all or any part of the Security Deposit is applied to an obligation of Tenant hereunder, Tenant shall immediately upon request by Landlord restore the Security Deposit to its original amount.

11.19         Guaranty of Lease. N/A

11.20         OFAC. Neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

11.21         Access. Subject to any temporary restrictions required for maintenance or repair, Tenant, its employees, agents, and invitees shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease, which includes the cover sheet, the foregoing Standard Provisions, Additional Provisions, if any, and Exhibits attached to this Lease, with the intent that each of the parties shall be legally bound thereby and that this Lease shall become effective as of the Date of Lease.

TENANT:

TRANS1, INC.

By:	/s/ Kenneth Reali

Name:	Kenneth Reali

Title:	CEO

Date:	10/15/12

LANDLORD:

SUN LIFE ASSURANCE COMPANY OF CANADA

By:	/s/ William M. Barres

Name:	William M. Barres

Title:	Authorized Signer

By:	/s/ Alena R. Tverskoy

Name:	Alena R. Tverskoy

Title:	Authorized Signer

Date:	10/24/12

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PART III ADDITIONAL PROVISIONS

The following provisions ("Additional Provisions") identified below and attached and/or set forth below are included as part of the Lease between Landlord and Tenant. Capitalized terms used in any of the Additional Provisions and not otherwise defined shall have the meanings given such terms in Part I and Part II of this Lease. Unless express reference is made to a provision in Part I and Part II of this Lease for the purpose of modifying such provision, in the event of any conflict between the Additional Provisions and the provisions of Part I and Part II of this Lease, the provisions contained in Parts I and II shall control.

1.             Parking. Tenant shall be entitled to use four (4) unreserved parking spaces for each 1,000 square feet of space leased by Tenant hereunder, without charge during the initial term of this Lease. Tenant shall limit Tenant’s use of the parking area to 4.0 parking spaces per 1,000 rentable square feet

2.             Renewal Option. Provided that at the time such option is exercised and at the expiration of the Term, (i) Tenant is not then in default under the Lease beyond applicable cure periods, (ii) Tenant has not assigned this Lease or sublet the Premises, (iii) Tenant continues to occupy the Premises, (iv) Tenant's use is consistent with the general quality of the tenants and uses in the complex, and (v) Tenant's financial statements indicate a net worth at least as high as on the date of this Lease, Tenant shall have the option (“Renewal Option”) to renew the term of this Lease for one (1) additional five (5) year term (“Renewal Term”) on the same terms and conditions as are contained in this Lease, except that the Base Rent for the Renewal Term shall be the greater of (i) the Base Rent payable for the last year of the initial term, escalated for the first and each subsequent year of the renewal Term by three percent (3%), or (ii) the then “Fair Market Rent” for the Premises (including annual increases), determined as set forth below. The term “Fair Market Rent” shall mean the rent (including annual increases) that a tenant would pay upon leasing space similar to the Premises in a comparable building in Raleigh, North Carolina, taking into consideration such factors as the amount of net rentable space leased; the length of the lease in question; the value of the leasehold improvements existing in the Premises, the suitability of the continued use of the improvements, and the resulting cost savings to Tenant; escalations in Base Rent over the term of the lease that are being included in comparable leases, in comparable buildings for comparable spaces; appropriate inducements and concessions then being included in such comparable leases for preparation of comparable space, including but not limited to so-called free or abated rents; the location and quality of the Building as compared to comparable buildings; and the credit standing of Tenant. In order to exercise the Renewal Option, Tenant must give to Landlord written notice of Tenant’s intent to enter negotiations with Landlord no less than nine (9) months, nor more than twelve (12) months, prior to the expiration of the initial term. Upon receipt of Tenant’s written notice, Landlord and Tenant shall negotiate in good faith to reach agreement on the “Fair Market Rent” for the Premises for the Renewal Term. If, however, Tenant and Landlord are unable to reach agreement on a “Fair Market Value” for the Premises within sixty (60) days after Landlord's receipt of Tenant's written notice, then Tenant, at Tenant’s option to be exercised by written notice to Landlord within ten (10) days after expiration of the 60-day period, may withdraw its exercise of the option, in which event the Lease shall remain in effect through its original expiration date and Tenant shall have no further right to extend the term of the Lease. If Tenant fails to give such notice of withdrawal within such 10-day period, Tenant shall be deemed to have accepted the Base Rent last proposed by Landlord as set forth above.

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3.             Right of First Refusal. Subject to the existing renewal and expansion rights of any other tenant within the Building (including, without limitation, any renewal or extension by a current tenant, regardless of whether its lease contains a renewal option), and provided no Event of Default has occurred under this Lease, Landlord hereby grants Tenant a right of first refusal (“Right of First Refusal”) to lease any space on the second floor of the Building contiguous to the Premises (the “ROFR Space”). If, during the first two (2) years of the initial term of this Lease, Landlord receives a bona fide offer to lease the ROFR Space which Landlord intends to accept, Landlord shall provide written notice to Tenant with a copy of the proposed terms and conditions (the “ROFR Notice”). Tenant shall then have five (5) business days following receipt of the ROFR Notice in which to notify Landlord of Tenant’s intentions to lease all (but not less than all) of the offered ROFR Space on the same terms and conditions as set forth in the ROFR Notice, except that the lease term for the ROFR Space shall be coterminous with this Lease for the Premises, and the tenant improvement allowance and concessions set forth in the ROFR Notice shall be prorated based on the remaining months in the Lease for the Premises. Failure by Tenant to respond within such 5-business day period shall conclusively constitute a waiver of the right to lease the offered ROFR Space. If Tenant fails to exercise its option within the 5-business day period, Landlord shall be free thereafter to lease the ROFR Space to any party at any time on any terms and conditions.

4.             Monument Sign. Tenant, at Tenant’s expense, may place an identifying sign on the existing Building monument sign, subject to Landlord’s prior written consent as to appearance, design, size, etc. Tenant shall remove such identifying sign and fully restore the monument sign upon the expiration or earlier termination of this Lease.

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